EXHIBIT (f)





                         INVESTMENT MANAGEMENT AGREEMENT


                                CONSULTA LIMITED




                                                           Page 113 of 198 Pages


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                       [J O Hambro & Partners Letterhead]



Our ref: LAK/19064



Consulta (Channel Islands) Limited
P.O. Box 208
Bermuda House
St. Julian's Avenue
St. Peter Port
Guernsey
Channel Islands
                                                             16th February, 1995



Dear Sirs,

Appointment as Investment Adviser
- ---------------------------------

You, the directors of Consulta (Channel Islands) Limited (the "Manager") wish to appoint us, J O Hambro & Partners Limited, as your investment adviser for Oryx International Growth Fund Limited (the "Fund") and we are willing to act as an investment adviser to the Fund and you on the terms set out below.

Terms used and defined in the placing memorandum dated 16th February 1995 (the "Placing Memorandum") will have the same meanings in this letter.

You will have overall responsibility for the investment of the Fund subject to the overall investment policy agreed by the directors of the Fund and any instructions given by them from time to time. Our role will be to provide the Fund and you with specialist investment advice, research and assistance principally on the United Kingdom and European markets (though not excluding limited investments in other parts of the world) and medium and small companies trading on those markets (in particular, those which are under-valued and have strong growth potential) and to make investment recommendations and to give general advice whenever called upon so to do in relation to the development and regulation of the investment policy of the Fund.

In addition, we will be expected to:

         (i) advise the Fund and you concerning the action which it appears to us that the Fund should take in order to carry into effect its investment policy and objectives;

         (ii) keep under surveillance and review and generally analyze the performance of the Fund's investments;

         (iii)    give  all  such  assistance  to  the   Administrator   as  the
                  Administrator may reasonably require for the purpose of making valuations of the Fund's investments in


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                  accordance  with  the  Articles of Association of the Fund and
                  Placing Memorandum as you and the Fund may from time to time reasonable require; and

         (iv) prepare such material on the economy, industry, securities markets and medium and smaller companies of the United Kingdom, Europe and, in limited circumstances, other areas of the world as the directors of the Fund may request whenever they reasonably require such material.

Our services hereunder are not to be deemed exclusive and we shall be free to render similar services to others so long as our services hereunder are not impaired thereby. However, in providing such services we will at all times comply with the terms of the Placing Memorandum, in particular the sections headed "Conflicts of Interest" on page 13 and the descriptions of our appointment and this agreement.

In consideration for the services to be provided by us hereunder, we are to receive an annual fee from you at the rate of 1.25 per cent. on the first (pound)15,000,000 and 1 per cent. of any excess, in each case of the Net Asset Value of the Fund (as defined in the Articles of Association of the Fund). Such fee shall accrue daily, shall be calculated by reference to the Net Asset Value of the Fund on the last Business Day of each month and shall be paid monthly in arrears to such bank account as we notify you for the purpose. We will also be reimbursed for our reasonable out-of-pocket expenses incurred in attending meetings of the directors of the Fund where required by the directors and in traveling in connection with our role as investment adviser and the provision of services hereunder, but all our other expenses will be borne by us.

Our appointment shall become effective upon the allotment of the Shares and the delivery of the Warrants and Convertible Stock of the Fund pursuant to the proposed placing of the Units in the Fund by S.G. Warburg Securities Ltd and shall be for an initial term of two years. The appointment shall continue and remain in full force and effect thereafter unless and until terminated by either of us giving the other not less than twelve months' written notice of termination or on the insolvency of either of us or in the event of a material breach of the provisions hereof which breach continues for 30 days after receipt of notice to remedy it.

However, you will have the right to give four months' notice of termination of our appointment (a) if Christopher Mills dies or leaves our employment of (b) if, for whatever reason, either Christopher Mills does not provide investment advice to the Fund or we do not provide the services outlined in this appointment letter for a period of more than 21 days without your prior written consent.

We will, however, have the opportunity to suggest an alternative investment adviser if Christopher Mills dies or leaves our employment and you will put the alternative to the directors of the Fund for their consideration within seven days of the receipt by you of the name we suggest provided that the alternative suggestion is made within three months of you giving us notice of termination of our appointment.

Any notice required to be given hereunder may be served by being left at or sent by recorded delivery to the registered office for the time being of the party on which it is served and any notice given by post shall be deemed to be have been served at the expiration of 72 hours after it is posted, and in proving such service it will be sufficient to prove that the envelope containing the notice was properly addressed and sent by recorded delivery.



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We  acknowledge  that we will not have any authority to enter into a transaction for the purchase or sale of any investment by the Fund without the prior consent of the directors of the Fund or a duly authorized committee thereof if the consideration is in excess of (pound)100,000 or, (in the case of a purchase), the investment is intended to be held for more than five years. Such consent shall not, however, be required where the investment concerned involves either an increase or decrease in the level of an investment in the securities of any particular issuer already held in the Fund's portfolio.

This letter shall be governed and construed in accordance with English law.

Please confirm our appointment as Investment Adviser on the above terms by signing and returning the enclosed copy of this letter.

Yours faithfully,

/s/ R.C.O. Hellyer


Director
J O Hambro & Partners Limited




To J O Hambro & Partners Limited



We write to confirm and to accept your appointment as Investment Adviser on the terms set out in the letter of 16th February 1995 of which this is a copy.


For and on behalf of Consulta (Channel Islands) Limited


By:      J.C. Wilcockson



Director /s/ J.C. Wilcockson


Date:  16th February 1995


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